UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2009

FULL HOUSE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-32583	13-3391527
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4670 S. Fort Apache Road, Suite 190 Las Vegas, Nevada	89147
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-221-7800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2009, at the recommendation of Andre Hilliou, CEO, the board of directors (the “Board”) of Full House Resorts, Inc. (the “Company”) appointed Mark J. Miller as the Chief Operating Officer of the Company. Mr. Miller also currently serves as a member of the Board as well as the Chief Financial Officer and Treasurer of the Company.

Mr. Miller, age 52, became Chief Financial Officer on February 19, 2007. He was a director of the Company from May 2005 until the announcement of his employment with the Company in January 2007. He rejoined the Board on May 31, 2007. From September 2003 until December 2006, Mr. Miller served as Executive Vice President and Chief Financial Officer of Aero Products International, a leading maker of premium, air-filled bedding products. From December 1998 until May 2003, Mr. Miller was Executive Vice President and Chief Financial Officer and then, Chief Operating Officer of American Skiing Company, owner and operator of nine well-known ski resorts located in New England, Colorado, California and Utah. From 1994 until 1998, he was an Executive Vice President of Showboat, Inc. with operational support responsibility for new casino development. Previously, Mr. Miller served in various positions within the Showboat organization, including President and Chief Executive Officer of Atlantic City Showboat, Inc. Mr. Miller holds a Master Degree in Accountancy from Brigham Young University and is a Certified Public Accountant.

No changes were made to Mr. Miller’s compensation or employment agreement, which are described in the Company’s proxy statement filed on April 23, 2009 and incorporated herein by reference, in connection with his appointment as Chief Operating Officer.

SECTION 8 – Other Events

Item 8.01 Other Events.

On May 28, 2009, the Board elected Andre M. Hilliou, who currently serves on the Board and as Chief Executive Officer of the Company, to serve as Chairman of the Board. The Board also elected Carl G. Braunlich to serve as Vice-Chairman of the Board.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release issued on June 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Full House Resorts, Inc.

Date: June 3, 2009	/s/ Barth F. Aaron
Barth F. Aaron
Secretary/General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued on June 3, 2009.

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